Exhibit 23.5

CONSENT OF DEUTSCHE BANK SECURITIES INC.

January 4, 2011

Special Committee of the Board of Directors
Corporate Property Associates 16 — Global Incorporated

50 Rockefeller Plaza
New York, NY 10020

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We hereby consent to (i) the inclusion of our opinion letter, dated December 13, 2010, to the Special Committee of the Board of Directors of Corporate Property Associates 16 — Global Incorporated as Appendix G to the Joint Proxy Statement/Prospectus forming part of this Registration Statement on Form S-4 of Corporate Property Associates 16 — Global Incorporated and CPA 16 Holdings Inc. and (ii) the references made to our firm and such opinion in such Joint Proxy Statement/Prospectus under the captions “Summary — Opinion of CPA®:16 — Global’s Financial Advisor”, “The Merger — Background and Alternatives to the Merger”, “The Merger — CPA®:16 — Global’s Reasons for the Merger” and “Opinion of the Financial Advisor to the Special Committee of CPA®:16 — Global”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Additionally, such consent does not cover any other amendments to the Registration Statement.

/s/  Deutsche Bank Securities Inc.
DEUTSCHE BANK SECURITIES INC.